Exhibit 99.1

For release: April 26, 2005, 6:00 am EDT	Contact: Mark Rittenbaum

Greenbrier announces $175 million offering of Senior Notes under Rule 144A

     Lake Oswego, Oregon, April 26, 2005 — The Greenbrier Companies [NYSE:GBX] announced today that it intends to offer $175 million aggregate principal amount of Senior Notes due 2015. The notes will be unsecured and will be guaranteed by certain of the Company’s domestic subsidiaries.

     If the offering is completed, the Company intends to use the proceeds from the sale of the notes to refinance certain existing indebtedness and for general corporate purposes.

     The offering will be made pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Act”). The notes will not be registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The Greenbrier Companies (www.gbrx.com), headquartered in Lake Oswego, OR, is a leading supplier of transportation equipment and services to the railroad industry. In addition to building new railroad freight cars in the U.S., Canada, and Mexico and to repairing and refurbishing freight cars and wheels at 15 locations across North America, Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 10,000 railcars, and performs management services for approximately 125,000 railcars.

     SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, actual future costs and the availability of materials and a trained workforce; steel price increases and scrap surcharges; changes in product mix and the mix between manufacturing and leasing & services segment; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment; all as may be discussed in more detail under the heading “Forward Looking Statements” on pages 3 through 4 of Part I of our Annual Report on Form 10-K for the fiscal year ended August 31, 2004. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.